Exhibit 99.1

NWPX Infrastructure Announces Fourth Quarter and Full Year 2025 Financial Results

Fourth Quarter 2025 Highlights:
•	Net sales of $125.6 million, a Company fourth quarter record under its current operating segments, increased 5.0% year-over-year
•	Gross profit of $26.8 million, a Company fourth quarter record, increased 19.2% year-over-year
•	Water Transmission Systems segment (“WTS”) backlog[1] of $234 million; WTS backlog including confirmed orders[2] of $346 million
•	Precast Infrastructure and Engineered Systems segment (“Precast”) order book[3] of $57 million
Full Year 2025 Highlights:
•	Record net sales of $526.0 million increased 6.8% year-over-year
•	Record net sales for WTS and Precast segments
•	Record gross profit of $103.6 million increased 8.6% year-over-year
•	Record gross profit for WTS of $67.1 million increased 7.2% year-over-year
•	Record net income of $35.4 million, or $3.56 per diluted share
•	Strong net cash provided by operating activities of $67.3 million
•	Record safety performance; total recordable incident rate of 1.06

VANCOUVER, Washington—February 25, 2026—NWPX Infrastructure, Inc. (NASDAQ: NWPX) (“NWPX Infrastructure” and the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the fourth quarter and full year ended December 31, 2025. The Company will broadcast its fourth quarter and full year 2025 earnings conference call on Thursday, February 26, 2026 at 7:00 a.m. PT.

Management Commentary

“We delivered an exceptional fourth quarter with WTS revenue of $84.0 million and a healthy gross margin of 21.2%,” said Scott Montross, President and Chief Executive Officer of NWPX Infrastructure. “Robust bidding activity increased our WTS backlog including confirmed orders to $346 million, positioning us well for continued momentum in 2026. Precast also performed well, generating $41.7 million in revenue and a 21.5% gross margin, reflecting improvement both sequentially and compared against the year ago quarter. The Precast order book ended the year at a stable $57 million, providing solid visibility in 2026.”

Mr. Montross continued, “For the full year, we achieved record financial performance driven by disciplined execution, operational improvements across our facilities, and sustained demand in our end markets. WTS generated record revenue of $350.9 million and record gross profit of $67.1 million, while Precast delivered record revenue of $175.1 million and gross profit of $36.5 million. Consolidated gross profit also reached a record $103.6 million. We produced $67.3 million in operating cash flow and $35.4 million in net income, or $3.56 per diluted share, demonstrating the strength, consistency, and quality of our earnings. We are also excited to announce that we have acquired Boughton, a single-site precast business in Pueblo, Colorado, establishing a strategic foothold in a market with meaningful long-term growth potential. Most importantly, we delivered another record safety year with a record total recordable incident rate of 1.06, reflecting our culture and belief that operational excellence begins with protecting the well-being of our employees.”

Mr. Montross concluded, “As we enter 2026, we do so with a strong WTS backlog, elevated first quarter bidding levels, and a stable Precast order book with improving margins. While normal weather-related seasonality is expected in WTS in the first quarter, we anticipate full year bidding activity to be consistent with 2025 levels. In Precast, demand remains solid, and our order book supports continued progress in revenue and margin performance. As a result, we expect the first quarter to be stronger than in recent years and believe we are well-positioned to deliver another very strong year in 2026.”

Fourth Quarter 2025 Financial Results

Consolidated

•	Net sales increased 5.0% to $125.6 million from $119.6 million in the fourth quarter of 2024.
•	Gross profit increased 19.2% to $26.8 million, or 21.3% of net sales, from $22.4 million, or 18.8% of net sales, in the fourth quarter of 2024.
•	Net income was $8.9 million, or $0.91 per diluted share, compared to $10.1 million, or $1.00 per diluted share, in the fourth quarter of 2024.
•	Adjusted net income was $9.1 million, or $0.93 per diluted share, compared to $7.8 million, or $0.77 per diluted share, in the fourth quarter of 2024. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Water Transmission Systems Segment (WTS)

•

WTS net sales increased 1.8% to $84.0 million from $82.5 million in the fourth quarter of 2024 driven by a 26% increase in selling price per ton due to changes in product mix, which was partially offset by a 19% decrease in tons produced resulting from changes in project timing.

•	WTS gross profit increased 20.6% to $17.8 million, or 21.2% of WTS net sales, from $14.8 million, or 17.9% of WTS net sales, in the fourth quarter of 2024 primarily due to increased selling prices.
•

WTS backlog was $234 million as of December 31, 2025 compared to $257 million as of September 30, 2025 and $213 million as of December 31, 2024. Backlog including confirmed orders was $346 million as of December 31, 2025 compared to $301 million as of September 30, 2025 and $310 million as of December 31, 2024.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 12.2% to $41.7 million from $37.1 million in the fourth quarter of 2024 driven by an 8% increase in selling prices due to changes in product mix and a 4% increase in volume shipped.

•

Precast gross profit increased 16.6% to $9.0 million, or 21.5% of Precast net sales, from $7.7 million, or 20.7% of Precast net sales, in the fourth quarter of 2024 primarily due to changes in product mix.

•	Precast order book was $57 million as of December 31, 2025 compared to $55 million as of September 30, 2025 and $61 million as of December 31, 2024.

Full Year 2025 Financial Results

Consolidated

•	Net sales increased 6.8% to a record $526.0 million in 2025 from $492.5 million in 2024.
•	Gross profit increased 8.6% to a record $103.6 million, or 19.7% of net sales from $95.4 million, or 19.4% of net sales, in 2024.
•	Net income was $35.4 million, or $3.56 per diluted share, compared to $34.2 million, or $3.40 per diluted share, in 2024.
•	Adjusted net income was $35.6 million, or $3.59 per diluted share, compared to $31.9 million, or $3.17 per diluted share, in 2024. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Water Transmission Systems Segment (WTS)

•

WTS net sales increased 3.8% to a record $350.9 million in 2025 from $337.9 million in 2024 driven by a 14% increase in selling price per ton due to changes in product mix, which was partially offset by a 9% decrease in tons produced resulting from changes in project timing.

•	WTS gross profit increased 7.2% to a record $67.1 million, or 19.1% of WTS net sales, in 2025 from $62.6 million, or 18.5% of WTS net sales, in 2024 primarily due to increased selling prices.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 13.3% to a record $175.1 million in 2025 from $154.6 million in 2024 driven by an 8% increase in volume shipped and a 4% increase in selling prices due to changes in product mix.

•	Precast gross profit increased 11.3% to $36.5 million, or 20.8% of Precast net sales, in 2025 from $32.8 million, or 21.2% of Precast net sales, in 2024 primarily due to increased volume shipped.

Balance Sheet and Cash Flow

•	As of December 31, 2025, the Company had $0.3 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $124 million under the revolving credit facility.
•	Net cash provided by operating activities was $36.0 million in the fourth quarter of 2025 compared to $36.2 million in the fourth quarter of 2024 primarily due to a $9.5 million decrease in cash provided by changes in working capital and a $9.3 million increase in cash provided by net income adjusted for non-cash items. Net cash provided by operating activities was $67.3 million in 2025 compared to $55.1 million in 2024 primarily due to a $13.4 million increase in cash provided by net income, adjusted for non-cash items.
•	Capital expenditures were $5.2 million in the fourth quarter of 2025 compared to $4.2 million in the fourth quarter of 2024. Capital expenditures were $20.2 million in 2025 compared to $20.8 million in 2024.

Corporate Developments

On February 23, 2026, the Company completed the acquisition of 100% of the shares of Boughton’s Precast, Inc., a single precast facility located in Pueblo, Colorado, for a purchase price of approximately $9.0 million funded by borrowings on the line of credit. This acquisition expands the Company’s geographic footprint for its stormwater infrastructure and sanitary sewer products including manholes, catch basins, vaults, and reinforced concrete pipe.

1 NWPX Infrastructure defines “backlog” as the balance of remaining performance obligations under signed contracts for Water Transmission Systems products for which revenue is recognized over time.

2 NWPX Infrastructure defines “confirmed orders” as Water Transmission Systems projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 NWPX Infrastructure defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2025 financial results will be held on Thursday, February 26, 2026, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpx.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, March 13, 2026, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13758043.

About NWPX Infrastructure

Founded in 1966, NWPX Infrastructure, Inc. is a leading manufacturer of water-related infrastructure products. Under the Northwest Pipe Company brand, the Company is the largest manufacturer of engineered water transmission systems in North America and produces steel casing pipe, bar-wrapped concrete cylinder pipe, and pipeline system joints and fittings. The Company also provides solution-based products for a wide range of markets including high-quality reinforced precast concrete products, lined precast sanitary sewer system structures, water distribution and management equipment including pump lift stations, wastewater pretreatment, and stormwater quality products. The Company has broadened its manufacturing footprint by bringing lined and engineered precast products into production at additional facilities. This increases the Company’s capacity and improves regional availability. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company’s skilled team is committed to quality and innovation while upholding its core values of accountability, commitment, and teamwork. Headquartered in Vancouver, Washington, the Company operates 13 manufacturing facilities across North America. For more information, please visit www.nwpx.com.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, product quality failures that result in decreased sales and operating margin, product returns, product liability, warranty, or other claims, international trade policy and regulations, changes in trade policy (in particular Canada and Mexico) and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing and commercial construction markets, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate recent and other future acquisitions into its business and operations that produce accretive financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, and the impact on its customers and related demand for its products, delays or reductions in state or local government spending due to revisions to federal appropriations brought on by policy changes, staffing levels or the inability to pass budget reconciliation legislation, adequacy of the Company’s insurance coverage, supply chain challenges, the Company’s ability to attract and retain talented employees, impact of geopolitical trends, changes, and events, including various military conflicts or tensions and the regional and global ramifications of these conditions, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, effectiveness of future implementations or conversions of enterprise resource planning or other key systems, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2024 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. These should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpx.com.

Contact:

Aaron Wilkins

Chief Financial Officer

NWPX Infrastructure

investors@nwpx.com

Or

Addo Investor Relations

nwpx@addo.com

###

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net sales:
Water Transmission Systems	$83,979	$82,491	$350,879	$337,945
Precast Infrastructure and Engineered Systems	41,660	37,136	175,124	154,603
Total net sales	125,639	119,627	526,003	492,548

Cost of sales:
Water Transmission Systems	66,183	67,738	283,738	275,341
Precast Infrastructure and Engineered Systems	32,699	29,451	138,628	121,802
Total cost of sales	98,882	97,189	422,366	397,143

Gross profit:
Water Transmission Systems	17,796	14,753	67,141	62,604
Precast Infrastructure and Engineered Systems	8,961	7,685	36,496	32,801
Total gross profit	26,757	22,438	103,637	95,405

Selling, general, and administrative expense	13,729	11,941	52,767	47,161
Operating income	13,028	10,497	50,870	48,244
Other income (loss)	(1,808)	74	(1,783)	(213)
Interest expense	(423)	(911)	(2,609)	(5,660)
Income before income taxes	10,797	9,660	46,478	42,371
Income tax expense (benefit)	1,918	(436)	11,067	8,165
Net income	$8,879	$10,096	$35,411	$34,206

Net income per share:
Basic	$0.92	$1.02	$3.62	$3.45
Diluted	$0.91	$1.00	$3.56	$3.40

Shares used in per share calculations:
Basic	9,609	9,919	9,774	9,916
Diluted	9,802	10,108	9,937	10,066

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,273	$5,007
Trade and other receivables, net	78,171	66,946
Contract assets	91,036	103,422
Inventories	74,287	79,770
Prepaid expenses and other	5,665	7,343
Total current assets	251,432	262,488
Property and equipment, net	157,509	150,456
Operating lease right-of-use assets	86,894	87,747
Goodwill	55,504	55,504
Intangible assets, net	23,008	27,041
Other assets	5,283	6,417
Total assets	$579,630	$589,653

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,994	$2,994
Accounts payable	22,190	27,783
Accrued liabilities	27,743	28,172
Contract liabilities	8,794	11,197
Current portion of operating lease liabilities	4,829	4,987
Total current liabilities	66,550	75,133
Borrowings on line of credit	276	24,677
Long-term debt	8,482	11,476
Operating lease liabilities	86,223	85,744
Deferred income taxes	12,484	8,297
Other long-term liabilities	10,832	10,323
Total liabilities	184,847	215,650

Stockholders’ equity	394,783	374,003
Total liabilities and stockholders’ equity	$579,630	$589,653

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$35,411	$34,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and finance lease amortization	15,405	15,038
Amortization of intangible assets	4,033	4,033
Share-based compensation expense	5,564	5,061
Settlement loss on defined benefit plans	1,451	-
Noncash operating lease expense	6,127	6,053
Deferred income taxes	4,281	(4,684)
Other, net	1,527	728
Changes in operating assets and liabilities:
Trade and other receivables	(12,376)	(19,968)
Contract assets, net	9,983	6,840
Inventories	5,483	11,459
Prepaid expenses and other assets	2,454	1,629
Accounts payable	(6,037)	(3,447)
Accrued and other liabilities	(1,071)	3,234
Operating lease liabilities	(4,952)	(5,131)
Net cash provided by operating activities	67,283	55,051

Cash flows from investing activities:
Purchases of property and equipment	(20,177)	(20,799)
Other investing activities	31	63
Net cash used in investing activities	(20,146)	(20,736)

Cash flows from financing activities:
Borrowings on line of credit	155,771	171,329
Repayments on line of credit	(180,172)	(201,137)
Borrowings on other debt	-	4,244
Payments on other debt	(3,000)	(500)
Payments on finance lease liabilities	(1,660)	(1,419)
Tax withholdings related to net share settlements of equity awards	(2,313)	(1,449)
Repurchase of common stock	(18,351)	(4,429)
Other financing activities	(146)	(15)
Net cash used in financing activities	(49,871)	(33,376)

Change in cash and cash equivalents	(2,734)	939
Cash and cash equivalents, beginning of period	5,007	4,068
Cash and cash equivalents, end of period	$2,273	$5,007

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net income, as reported	$8,879	$10,096	$35,411	$34,206
Adjustments for non-recurring items:
Pension settlement and termination costs	1,775	-	1,775	-
Lapse in statute of limitations for previously uncertain tax positions	(1,024)	(2,277)	(1,024)	(2,277)
Estimated tax impact of pension settlement and termination costs	(513)	-	(513)	-
Adjusted net income	$9,117	$7,819	$35,649	$31,929

Diluted net income per share, as reported	$0.91	$1.00	$3.56	$3.40

Adjusted diluted net income per share	$0.93	$0.77	$3.59	$3.17